Exhibit 10.1

Welbilt, Inc. 2227 Welbilt Boulevard New Port Richey, FL 34655 USA T +1.727.375.7010 www.welbilt.com

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), is entered into as of August 9, 2018, between Welbilt, Inc. (“Company”), a Delaware corporation, and Hubertus Muehlhaeuser (“Executive”) (collectively referred to as “Parties”).

WHEREAS, Executive has been employed by the Company as President and Chief Executive Officer since August, 2015; and

WHEREAS Executive informed the Company that he is voluntarily terminating his employment; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined to accept Executive’s resignation effective August 31, 2018, and the Company desires to set forth the terms of Executive’s resignation from the Company, and the terms of Executive’s continued employment through such date.

THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, state and agree as provided below.

1.        Resignation.  Executive will resign from his position as President and Chief Executive Officer, effective at the close of business on August 31, 2018, or such earlier date that may be provided for under this Agreement (in either case, the “Resignation Date”).  Effective as of the Resignation Date, Executive will resign from all directorships, officerships and other positions he holds with the Company or any of its subsidiaries or affiliates, including as a member of the Board and as a fiduciary of any employee benefit plan of the Company or any of its subsidiaries or affiliates, and agrees to promptly execute any other documents to effectuate such resignations, as requested by the Company.  During the period between Executive’s signing of this Agreement and the Resignation Date (the “Transition Period”), Executive agrees to devote his entire business time to, and shall diligently and efficiently perform, his duties to the best of his ability and in compliance with all applicable laws, regulations and Company policies, codes and practices.

2.        Compensation and Benefits.  In consideration of Executive’s execution of this Agreement and the Company’s continued employment of Executive during the Transition Period, and provided that Executive continues to comply with the Agreement’s terms and conditions, Executive will receive the following:

(a)	Base Salary. The Company shall continue to pay Executive his current base salary in accordance with the Company’s normal payroll cycle until the Resignation Date.

(b)
Separation Payment.  The Company shall pay Executive, within 10 days after Executive executes the General Release attached hereto as Exhibit A and any revocation period has expired, a lump sum cash payment in the amount of $760,336.50, in recognition of Executive’s partial year of service and that Executive would not otherwise be entitled to a payment under the Company’s 2018 annual cash incentive program.

(c)
Health Insurance. Executive’s health insurance will terminate on the last day of the month in which the Resignation Date occurs. If eligible, Executive may thereafter elect to continue Executive’s health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or state insurance laws, if applicable, at Executive’s own expense. Notice of Executive’s COBRA rights will be sent to Executive under separate cover. Executive’s rights to elect such coverage are not contingent upon his entering into this Agreement.

(d)
Equity Awards. Executive shall continue to vest in any equity awards previously awarded to him by the Company (“Company Equity Awards”) pursuant to the terms of such awards under the Company’s 2016 Omnibus Incentive Plan through the Resignation Date.  Any previously granted Company Equity Awards that have not vested as of the Resignation Date shall be forfeited.  In addition, Executive may exercise any Company Equity Awards which are vested stock options through the earlier of:  (i) the original expiration date of such vested stock options or (ii) twenty-four (24) months from the Resignation Date.  For the avoidance of doubt, this Agreement does not address the treatment of any equity awards that Executive holds covering the common stock of the Manitowoc Company, Inc.

(e)
Executive agrees and acknowledges that, but for the promises contained in this Agreement and all Exhibits hereto, Executive would not be entitled to the consideration set forth in Sections 2(b) and 2(d).  The foregoing payments and benefits provided under this Section 2 shall be in lieu of and discharge any and all obligations of the Company to Executive for any rights or claims of any type, including but not limited to, any and all rights that Executive may have arising out of his employment and resignation, including but not limited to Executive’s rights or claims of any type arising out of the equity compensation plans, the Company’s annual incentive program, Executive’s Employment Agreement with the Company (dated November 1, 2016) (the “Employment Agreement”), any other Company plan, policy, or practice, any offer letter or contract of any type, or any other expectation of remuneration or benefit on the part of Executive.

(f)
Executive expressly understands and acknowledges that the Company agrees to provide the above-stated payments and benefits in exchange for Executive’s compliance with the terms set out in this Agreement.  If Executive fails to comply with any of his obligations under this Agreement described above, Executive understands and acknowledges that the Company may cease making any of the above-described payments and benefits.  In addition, if the Company, in its sole discretion, determines that, in the performance of his duties for the Company, Executive violated any law (other than violations that were undertaken with the good-faith belief that the relevant actions or omission would not violate applicable law) or Company policy, or otherwise engaged in any conduct contrary to the Company’s interest (other than the resignation contemplated by this Agreement) while a Company employee during the term for payment described above, Executive understands and acknowledges that the Company may cease making any of the above-described payments and benefits.  Executive also acknowledges that if any payments are made to Executive under this Agreement, but are suspended as a result of a breach by Executive of any provision of this Agreement, then the payments made to Executive are satisfactory and adequate consideration for the covenants and releases made by Executive herein.

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(g)
Release.  Notwithstanding anything herein to the contrary, Executive shall not be eligible to receive the benefits described in Sections 2(b) and 2(d) hereof unless (i) no earlier than the Resignation Date, and prior to the 60th day following the Resignation Date, Executive executes the General Release of all claims attached hereto as Exhibit A and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such release.

3.        Other Benefits.  All other benefits not described in this Agreement above, including those described in the Employment Agreement, shall cease as of the Resignation Date; provided that nothing in this Agreement shall be interpreted in a manner which would require Executive to forfeit benefits that were vested as of the Resignation Date.  Executive acknowledges and agrees that, other than the payments and benefits expressly set forth in this Agreement, Executive has received all compensation to which he is entitled from the Company, and Executive is not entitled to any other payments or benefits from the Company.

4.        Termination of Employment.

(a)
The Company may immediately terminate this Agreement upon delivery of notice that the Company, in its sole discretion, has determined Executive has:  (i) materially breached the terms of this Agreement; (ii) failed to use his reasonable best efforts to perform his duties during the Transition Period; (iii) engaged in conduct that undermines or disparages the Company, including the Company’s management team, in any manner; or (iv) materially violated any Company policy, Code of Conduct, practice or similar guidelines.

(b)
In the case of early termination of the Agreement under this Section 4, Executive shall be entitled to receive only the payments and benefits listed in Sections 2(a) through the last day of employment.  Executive further understands and agrees that if any payments are made to Executive under this Agreement but are ended as a result of his early termination under this Section 4, then the payments and benefits made to Executive are satisfactory and adequate consideration for the covenants and releases made by Executive herein.

5.        Adequate Consideration.  Executive understands and agrees that payment of any of the benefits described herein is not required by law and are not required by the Company’s policies and procedures.  Executive also acknowledges that a portion of the consideration for this Agreement is Executive’s ongoing compliance with the terms of the Agreement over time.  Executive also acknowledges that if any payments are made to Executive under the terms of this Agreement, but are suspended pursuant to Section 2(f), then the payments made to Executive are satisfactory and adequate consideration for the covenants and releases made by Executive herein.

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6.        Non-Admission of Liability.  Executive acknowledges and agrees that this Agreement shall not in any way be construed as an admission by the Company that it acted wrongfully with respect to Executive or any other person(s), or that Executive has any rights whatsoever against the Company.  The Company specifically disclaims any liability to or wrongful acts against Executive or any other person(s).

7.        Continuing Obligations.  Executive acknowledges his continuing obligations under the Agreement Regarding Confidential Information, Intellectual Property, Non-Solicitation of Employees and Non-Compete, attached hereto as Exhibit B, including but not limited to, Executive’s obligations related to confidentiality and noninterference with personnel relations.  Notwithstanding anything herein or in Exhibit B to the contrary, Executive shall not be held liable under this Agreement, Exhibit B or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Company trade secret or other confidential information to a government official or an attorney for purposes of reporting a suspected violation of law or regulation, or in a court filing under seal.

8.        Non-Disparagement.  Executive agrees that he will not make, utter or issue, or procure any person, firm, or entity to make, utter or issue, any statement in any form, including written, oral and electronic communications of any kind, which materially disparages the Company, any of its subsidiaries or affiliates, their business, their actions or their officers, directors or employees, to any person or entity (including, without limitation, Company employees, independent contractors, investors, shareholders, lenders, bankers, etc.), regardless of the truth or falsity of such statement.  The Company agrees that it will not, and will direct its executive officers and directors to not, make, utter or issue, or procure any person, firm, or entity to make, utter or issue, any statement in any form, including written, oral and electronic communications of any kind, which materially disparages Executive to any person or entity, regardless of the truth or falsity of such statement. This section does not apply to truthful testimony or disclosure compelled or required by applicable law or legal process.  Nothing in this section is intended to or shall prohibit any person or entity (including, without limitation, Executive) from:  (i) providing truthful testimony compelled by applicable law or legal process; or (ii) cooperating fully and truthfully with any government authority conducting an investigation into any potential violation of any law or regulation.

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9         Cooperation.  Executive is permitted to cooperate fully and truthfully with any government authority conducting an investigation into any potential violation of any law or regulation. Nothing in this Agreement is intended to or shall prohibit Executive from providing such cooperation.  During his employment, Executive agrees that he must cooperate without limitation in performing all duties and other responsibilities reasonably assigned to or reasonably requested of him by the Company.  After the Resignation Date, Executive agrees that, to the extent reasonably requested by the Company and/or the Board or any committees thereof at any time in the future, Executive will make himself reasonably available to provide information and assistance to the Company in any dispute, proceeding, arbitration, investigation (whether internal or external) or litigation involving the Company of which Executive has material knowledge, or with respect to which Executive has material involvement, as a result of his employment with the Company, including, but not limited to, providing whatever information he has available to the Company, its attorneys, agents, contractors or other representatives.  Executive agrees and acknowledges that such assistance and cooperation may include, but not be limited to, providing relevant information and documents reasonably available to Executive about matters on which he worked. Executive agrees to make himself reasonably available to the Company or its representatives (including but not limited to its attorneys) at a mutually agreeable time for interviews and meetings regarding any matter relating to his employment or matters on which he acquired material knowledge while employed at the Company as may be reasonably requested.  Executive expressly agrees and understands that, even after the Resignation Date, at the Company’s request, he shall make himself reasonably available for appearances in any dispute, arbitration, investigation, litigation, or other proceeding (including but not limited to depositions) on reasonable terms as may be necessary to effectuate the business of the Company and/or to provide for the defense or representation of the Company in any dispute, proceeding, arbitration, investigation or litigation involving the Company, but subject in any case to Executive’s scheduling obligations.  The Company shall reimburse Executive for the reasonable expenses he incurs in the course of cooperating with such Company requests.

10.      Return of Company Property.  Executive agrees, by the Resignation Date, to return all property of the Company, including but not limited to documents in any format, given to Executive to facilitate Executive’s work for the Company.

11.      Consultation with Attorney.  By signing below, Executive acknowledges and agrees that:

(a)	he has carefully read and understands the terms of this Agreement;

(b)	he has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences;

(c)
the only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to Executive by any person or entity whatsoever to cause him to sign this Agreement; and

(d)	the Company advised Executive of his right to consult with an attorney before signing this Agreement.

12.      Severability.  If any of the provisions of this Agreement are determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, the Parties agree that such a determination shall not affect the enforceability of the other provisions herein.

13.      Governing Law.  The laws of the State of Florida shall govern the validity and interpretation of this Agreement, without regard to conflict of laws provisions.

14.      Plain Meaning and Drafting.  This Agreement shall be interpreted in accordance with the plain meaning of its terms.  Although the initial draft of this Agreement has been drafted by counsel for the Company, the Parties agree that this Agreement cannot be construed in favor of or against any of the Parties to this Agreement.  The Parties agree that they have had the opportunity to consult with counsel of their choosing with respect to the terms of this Agreement.

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15.      No Representations.  Executive represents and acknowledges that in executing this Agreement, Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company or by any of the Company’s agents, representatives, members, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

16.      Sole and Entire Agreement.  This Agreement, and all Exhibits attached hereto, sets forth the entire agreement between the parties hereto and fully supersedes the Employment Agreement (except for Section 4.10 thereof, which is expressly incorporated herein) and any and all other prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.  This Agreement shall not be modified except in writing.  For the avoidance of doubt, this Agreement amends any Company Equity Awards held by Executive so that any such Company Equity Awards reflect the relevant terms set forth in Section 2 of this Agreement.

17.      Remedies and Forum Selection.  Any controversy or claim arising out of or relating to this Agreement, including any claimed breach of the Agreement, or any other dispute between the Parties of any nature, shall be brought on the Circuit Court for Hillsborough County, Florida, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the Parties arising from or relating to this Agreement.  If any action is filed, by any Party, relating to a breach of this Agreement and/or enforcement of this Agreement, Executive expressly agrees and consents to jurisdiction in the Circuit Court for Hillsborough County, Florida and waives any claim that the Circuit Court for Hillsborough County, Florida is an inconvenient forum.  Should either Party file an action to enforce the terms of this Agreement, the prevailing party in such action shall be awarded reasonable attorneys’ fees and costs incurred in bringing such action, in addition to any other remedies available in law or in equity.

18.      Taxes.  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.  It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, and this Agreement shall be interpreted and construed accordingly; provided, however, that the Company and its affiliates shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Executive due to any failure to comply with Section 409A of the Code so long as the payments required by this Agreement are made at the times set forth herein.  Each payment under this Agreement as a result of the separation of Executive’s service shall be considered a separate payment for purposes of Section 409A of the Code.  To the extent any reimbursement provided under this Agreement is deferred compensation subject to Section 409A of the Code (a) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other taxable year; (b) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) the right to reimbursement is not subject to liquidation or exchange for another benefit.

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19.      Counterparts.  This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one entire original Agreement. Facsimile and/or scanned-and-emailed signatures are acceptable as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, Hubertus Muehlhaeuser and Welbilt, Inc. have executed this Agreement as of the date written below their requisite signatures.

BY SIGNING THIS AGREEMENT, EXECUTIVE STATES THAT:  HE HAS READ IT; HE UNDERSTANDS IT; HE AGREES TO ALL THE TERMS CONTAINED WITHIN THE AGREEMENT; HE HAS CONSULTED WITH HIS ATTORNEY BEFORE SIGNING IT; AND HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

By:	/s/ Hubertus Muehlhaeuser

Hubertus Muehlhaeuser

Date: August 9, 2018

Welbilt, Inc.

By:	/s/ Joel Horn

Its: EVP, General Counsel & Secretary

Date: August 9, 2018

EXHIBIT A

Release of All Claims

(To Be Executed On Or After Resignation Date)

In exchange for, and as a condition to receipt of the benefits set forth in Sections 2(b) and 2(d) of the Separation Agreement between Hubertus Muehlhaeuser (“Executive”) and Welbilt, Inc., a Delaware corporation (“Company”), dated August 9, 2018 (the “Separation Agreement”), the Company and Executive have entered into this Release of All Claims (the “Release”) as of the last date set forth on the signature page hereto.

1.        Release by Executive.

(i)         Executive waives any and all claims and hereby releases and forever discharges the Company and each and all of its current and former affiliated business entities, parent or sister corporations, predecessors, successors, affiliates, assigns, partners, insurers, guarantors, shareholders, board members, and each and all of their officers, directors, representatives, employees, agents, attorneys and other representatives (the “Released Parties”) from any and all claims and causes-of-action, charges, complaints, liabilities, obligations, promises, agreements, damages, actions, suits, rights, demands, losses, debts, costs and expenses of any nature whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, contingent or absolute, matured or unmatured, whether brought individually, as a member or representative of a class, or derivatively on behalf of the Company or shareholders of the Company, arising prior to the Effective Date, which Executive now has or ever had against the Released Parties with respect to or connected with his employment with the Company (collectively the “Claims”), including, but not limited to, any and all matters related in any way to Executive’s employment with or resignation from the Company, Executive’s ownership of Company stock, and any claims or causes-of-action under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Family Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other federal, state or local anti-discrimination or anti-retaliation laws, and any other statutory, contractual, or tort, or equitable claims related in any manner to Executive’s employment, resignation from employment with the Company or his status as a shareholder of the Company.  Nothing in this Release is intended to prohibit or interfere with Executive’s right to participate as a complainant or witness in a governmental agency investigation (including but not limited to any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the Company. Executive is waiving, however, his right to any monetary recovery or relief (including but not limited to reinstatement to employment) should the EEOC or any other agency or commission pursue any claims on his behalf, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.

(b)
This Release does not prohibit the following rights or Claims: (1) Claims that first arise after Executive signs the Release or which arise out of or in connection with the interpretation or enforcement of the Release itself; (2) Executive’s right to file a charge or complaint with the EEOC or other federal or state agency, or his ability to participate in any investigation or proceeding conducted by such agency, except Executive agrees and understands that he will not seek or accept any personal relief including, but not limited to, an award of monetary damages or reinstatement to employment, in connection with such a charge or claims (provided, however, and for the avoidance of doubt, nothing herein prevents Executive from receiving any whistleblower award); (3) any rights or Claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute; (4) any rights Executive has to indemnification from the Company; and (5) any rights Executive has to coverage under any director and officer liability insurance policy of the Company.  If it is determined that any Claim covered by this Release cannot be waived as a matter of law, Executive expressly agrees that this Release will nevertheless remain valid and fully enforceable as to the remaining released Claims.

(c)
By signing this Release, Executive understands that he voluntarily and knowingly waives any and all of his rights or claims under the federal Age Discrimination in Employment Act of 1967 (ADEA), as amended, that may have existed prior to the date he signs this Release.  However, Executive is not waiving any future rights or claims under the ADEA or Title VII of the Civil Rights Act for actions arising after the date he signs this Reaffirmation.

(d)
Executive understands that he is releasing Claims that he may not know about, and that is his knowing and voluntary intent.  Executive expressly waives all rights that he might have under any law that is intended to prevent unknown Claims from being released.  Executive understands the significance of doing so.

2.        Non-Litigation.  Executive represents and warrants that he has not made, filed or lodged any complaints, charges or lawsuits or otherwise directly or indirectly commenced any proceeding against the Company and/or any Released Parties with any governmental agency, department or official; any regulatory authority, court, or other tribunal; and/or any other dispute resolution body.  Nothing in this Release is intended to prohibit or interfere with Executive’s right to participate as a complainant or witness in a governmental agency investigation (including but not limited to any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the Company.  Executive is waiving, however, his right to any personal monetary recovery or personal relief should any federal or state government agency or commission pursue any claims on his behalf; provided, however, and for the avoidance of doubt, nothing herein prevents Executive from receiving any whistleblower award.

3.        No Transfer of Potential Claims.  Executive represents and warrants that he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, any of the Claims released by this Release and Executive agrees to indemnify and hold harmless the Released Parties from any clam, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of or in assignment.

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4.        Non-Admission of Liability.  Executive acknowledges and agrees that this Release shall not in any way be construed as an admission by the Company that it acted wrongfully with respect to Executive or any other person(s), or that Executive has any rights whatsoever against the Company or any Released Party.  The Company specifically disclaims any liability to or wrongful acts against Executive or any other person(s).

5.        Sufficiency of Consideration.  Executive agrees and acknowledges that the benefits set forth in Sections 2(b) and 2(d) of the Separation Agreement, which Executive agrees and acknowledges that he is not entitled to receive absent execution of this Release, have provided good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release.

6.        Consultation with Attorney.  By signing below, Executive represents and warrants that he has been offered a period of at least twenty-one (21) calendar days to consider this Release.  Executive acknowledges that if he signs this Release prior to the expiration of the 21-day period, that he did so voluntarily. By signing this Release, Executive further acknowledges and agrees that:

(a)	he has carefully read and understands the terms of this Release;

(b)
he has signed this Release freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

(c)
the only consideration for signing this Release are the terms stated in Sections 2(b) and 2(d) of the Separation Agreement and no other promise, agreement or representation of any kind has been made to Executive by any person or entity whatsoever to cause him to sign this Release; and

(d)	the Company advised Executive of his right to consult with an attorney before signing this Release.

7.        Revocation Period.  Executive may revoke this Release for a period of seven (7) calendar days following the day he executes this Release (“Revocation Period”).  Any revocation within this period must be submitted, in writing, to Joel H. Horn, EVP, General Counsel and Corporate Secretary and state, “I hereby revoke my agreement to enter into the Release.”  The revocation must be delivered to Joel H. Horn within seven (7) calendar days of Executive’s execution of this Release.  If Executive revokes this Release, then this Release shall terminate and be of no further force and effect.  If Executive does not revoke this Release prior to the eighth (8) day after Executive’s signing, Executive agrees that this Release shall become enforceable on the eighth (8) day after his signing (the “Effective Date”).

8.        Severability.  If any of the provisions of this Release are determined to be invalid by a court, arbitrator, or government agency of competent jurisdiction, the Parties agree that such a determination shall not affect the enforceability of the other provisions herein.

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9.        Governing Law.  The laws of the State of Florida shall govern the validity and interpretation of this Release, without regard to conflict of laws provisions.

10.      Plain Meaning and Drafting.  This Release shall be interpreted in accordance with the plain meaning of its terms.  Although the initial draft of this Release has been drafted by counsel for the Company, the Parties agree that this Release cannot be construed in favor of or against any of the Parties to this Release.  The Parties agree that they have had the opportunity to consult with counsel of their choosing with respect to the terms of this Release.

11.      No Representations.  Executive represents and acknowledges that in executing this Release, Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company, by any of the Released Parties or by any of the Company’s or Released Parties’ agents, representatives, members, or attorneys with regard to the subject matter, basis, or effect of this Release or otherwise.

12.      Sole and Entire Agreement.  This Release, along with the Separation Agreement and any Exhibits thereto (and the other agreements referenced in the Separation Agreement), set forth the entire agreement between the parties hereto and fully supersedes any and all other prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.  This Release shall not be modified except in writing signed by the parties hereto.

13.      Remedies and Forum Selection.  Any controversy or claim arising out of or relating to this Release, including any claimed breach of the Release, or any other dispute between the Parties of any nature, shall be brought on the Circuit Court for Hillsborough County, Florida, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the Parties arising from or relating to this Release.  If any action is filed, by any Party, relating to a breach of this Release and/or enforcement of this Release, Executive expressly agrees and consents to jurisdiction in the Circuit Court for Hillsborough County, Florida and waives any claim that the Circuit Court for Hillsborough County, Florida is an inconvenient forum.  Should either Party file an action to enforce the terms of this Release, the prevailing party in such action shall be awarded reasonable attorneys’ fees and costs incurred in bringing such action, in addition to any other remedies available in law or in equity.

14.      Counterparts.  This Release may be executed in counterparts, each of which, when taken together, shall constitute one entire original Release. Facsimile and/or scanned-and-emailed signatures are acceptable as originals.

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IN WITNESS WHEREOF, Hubertus Muehlhaeuser and Welbilt, Inc.

BY SIGNING THIS RELEASE, EXECUTIVE STATES THAT:  HE HAS READ IT; HE UNDERSTANDS IT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS; HE AGREES TO ALL THE TERMS CONTAINED WITHIN THE REAFFIRMATION; HE IS AWARE OF HIS RIGHTS TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; HE HAS CONSULTED WITH HIS ATTORNEY BEFORE SIGNING IT; AND HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

By:

Hubertus Muehlhaeuser

Date:	, 2018

Welbilt, Inc.

By:

Its:

Date:	, 2018

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EXHIBIT B

Agreement Regarding Confidential Information, Intellectual Property, Non-Solicitation of Employees and Non-Compete

Exhibit A

AGREEMENT REGARDING CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY,
NON-SOLICITATION OF EMPLOYEES AND NON-COMPETE

For All Salaried Exempt and Non-exempt Employees

(Please Print).

Employee’s Last Name Muehlhaeuser	First Name and Initial Hubertus M.

This Agreement is entered into by and between the undersigned employee (“Employee”) and Manitowoc Foodservice, Inc. (“Foodservice”), and sets forth the parties’ understandings regarding Employee’s restrictions from using and/or disclosing Foodservice confidential or proprietary information, soliciting Foodservice employees and customers, and assignment of inventions.

1.             Definitions.  As used in this Agreement, the following terms have the meanings indicated:

(a)       “Foodservice” means and includes Manitowoc Foodservice, Inc., its successors and assigns, any parent, subsidiary or division of Foodservice, and any affiliated entity under common control with Foodservice, whether now existing or hereafter formed or acquired.

(b)      “Employment by Foodservice” means the time (including time prior to the date hereof) during which the undersigned individual is employed by any entity comprised within the definition of Foodservice, regardless of any change in the entity actually employing that individual, and/or any change in ownership and/or affiliation of any of the entities comprised within said definition as of the effective date of this Agreement.

2.            Consideration.  Employee acknowledges and agrees that Employee’s employment by Foodservice and access to confidential information constitute consideration for this Agreement, and that Employee’s employment and access to confidential information are conditioned upon the execution of this Agreement, as full compliance with the terms contained herein is critical to the viability of Foodservice’s business and the protection of Foodservice’s legitimate business interests. The parties agree that the terms and conditions of the restrictions in this Agreement are reasonable and necessary for the protection of Foodservice’s protectable business interests and to prevent damage or loss to Foodservice as a result of action taken by Employee. Employee acknowledges and agrees that the restrictions contained in this Agreement are reasonable and do not inhibit the free flow of trade or business; nor do they restrict the mobility, hiring, and/or employment opportunities of any individual or business, including other Foodservice employees, Employee’s future employer, and any other business entities, including competitors of Foodservice. Employee acknowledges and agrees that Employee could continue to actively pursue Employee’s career and earn sufficient compensation in the same or similar business without breaching any of the restrictions contained in this Agreement. Employee acknowledges and agrees that this consideration is sufficient to fully and adequately compensate Employee for agreeing to the restrictions contained herein.

3.            Non-Compete During Employment.  Employee agrees that during Employee’s employment with Foodservice, Employee shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial or other interest in any business which is competitive with Foodservice.  This paragraph shall not apply to the ownership of less than 10% of the outstanding stock of a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of Foodservice.

4.            Non-Disclosure of Confidential Information. The parties acknowledge and agree that Employee’s work requires access to Confidential Information of Foodservice, and that Foodservice’s Confidential Information is valuable proprietary information belonging to Foodservice. Maintaining the confidentiality of such information is crucial to Foodservice’s present and future success. The parties acknowledge and agree that protection of Foodservice’s Confidential Information constitutes a legitimate protectable interest of Foodservice. The parties acknowledge and agree that Foodservice would not be willing to provide Employee access to this Confidential Information without the assurance of reasonable protection against any use of this information by Employee in a manner inconsistent with Foodservice’s best interests. Therefore, the parties agree as follows:

Exhibit A

(a)      Employee agrees that a duty to protect Foodservice’s Confidential Information is imposed upon Employee by law. “Confidential Information” includes, but is not limited to, trade secrets, design documents, copyright material, inventions (whether patentable or not), processes, marketing data, business strategies, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, strategic marketing plans, company-developed sales methods, customer usages and requirements, computer programs, business plans, company policies, personnel-related information and company employee Personal Data (defined as any individually identifiable information about a natural person or from which a natural person reasonably could be identified) obtained from the company's confidential personnel files or by virtue of employee's performance of assigned job responsibilities, pricing and nonpublic financial information and records, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of Foodservice’s (and/or any affiliate’s) facilities or operations), which is not generally known by or readily available to the public at the time of disclosure or use.

(b)      In addition, and without limiting the duties imposed on Employee by law, Employee agrees that, during Employee’s employment with Foodservice and for a period of two (2) years following the voluntary or involuntary termination of Employee’s employment for any reason, Employee will not disclose to any third party or use, directly or indirectly, any Confidential Information of Foodservice, except as required by law or with the express written consent of Foodservice. Employee agrees that, in the event any person or entity seeks to legally compel Employee to disclose any such Confidential Information of Foodservice, Employee shall provide Foodservice with prompt written notice within three (3) calendar days so that Foodservice may, in its sole discretion, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In any event, Employee agrees to furnish only that portion of the Confidential Information of Foodservice which is legally required to be disclosed, and will exercise Employee’s best efforts to obtain commercially reasonable assurances that confidential treatment shall be accorded to such Confidential Information of Foodservice.

(c)      The parties also acknowledge that certain of Foodservice’s Confidential Information is a “trade secret” as that term is defined in the Florida Uniform Trade Secrets Act. Employee agrees that Employee shall never disclose to a third party or use any trade secrets of Foodservice. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides Foodservice with broader protection than that provided herein.

(d)       Foodservice has informed Employee that it has (and may have in the future) duties to third parties (including Foodservice’s customers and vendors) to maintain information in confidence and secrecy. Employee agrees to be bound by (and to adhere to) Foodservice’s duties of confidentiality to third parties. Employee also agrees not to disclose to Foodservice or induce Foodservice to use any trade secrets, proprietary or confidential information belonging to persons not affiliated with Foodservice, including any of Employee’s former employers. Employee further agrees that Employee will carefully preserve, in accordance with Foodservice’s policies and procedures, all documents, records, correspondence, prototypes, models and other written or tangible data relating to Inventions or Confidential Information in every form coming into Employee’s possession (the “Records”). Employee will return all such Records, along with any copies of them, to Foodservice when Employee’s employment by Foodservice ends or when requested to do so by Foodservice.

(e)       Employee agrees that any breach by Employee of any aspect of this paragraph will entitle Foodservice to any and all relief provided for under paragraph 10 of this Agreement.

5.             Foodservice Property. The parties acknowledge and agree that Employee’s work requires access to property of Foodservice.  The parties acknowledge and agree that protection of Foodservice’s property constitutes a legitimate protectable interest of Foodservice.  Therefore, the parties agree as follows:

Exhibit A

(a)      Any and all Foodservice property shall, at all times, remain the property of Foodservice.  Any Foodservice property over which Employee has any control, is in Employee’s possession or which was in Employee’s possession or was otherwise entrusted to Employee for use in Employee’s employment must and will be turned over and must remain on Foodservice premises immediately on the date of voluntary or involuntary termination of Employee’s employment for any reason. Any Foodservice property over which the Employee has any control, was in the Employee’s possession or which was otherwise entrusted to Employee that is not on company premises as of the date of voluntary or involuntary termination of Employee’s employment for any reason will be returned to Foodservice as soon as possible following the date of Employee’s separation.  Employee agrees to provide all codes, passwords, usernames, or other identification or information necessary to access any of Foodservice’s computer files, e-mail accounts, or voicemail systems and agrees to cooperate with Foodservice in an effort to transfer any files, data, systems, or other information to Foodservice or its designated agent or employee.  Employee agrees that, as of the date of voluntary or involuntary termination of Employee’s employment for any reason, Employee will not access or attempt to access any computer, e-mail, voicemail, or other system of the company.

(b)      Employee understands and agrees that, during the course of Employee’s employment, Employee will have access to Foodservice’s Proprietary Information. “Proprietary Information” is information developed by or for Foodservice, which is used by Foodservice, but does not rise to the level of Confidential Information. Proprietary Information includes, but is not limited to, general policies, operating manuals, forms, spreadsheets, slides, Power Point presentations, graphs, and other items used internally by Foodservice, which do not contain Confidential Information. Employee acknowledges and agrees that Proprietary Information was developed, created, and/or modified on Foodservice work time and/or at Foodservice’s expense and, as such, has value and constitutes company property. Employee acknowledges and agrees that, during Employee’s employment and following the voluntary or involuntary termination of Employee’s employment for any reason, Employee is not entitled to disclose, use, possess, and/or have access to any Foodservice property including, but not limited to Proprietary Information. Employee understands and agrees that, following the voluntary or involuntary termination of Employee’s employment for any reason, it shall be a material breach of this Agreement to request and/or receive Foodservice property from any source without the express written permission of the Senior Vice President of Strategy, Marketing, and Human Resources. In the event Employee receives such Foodservice property from any source, which was not requested by Employee, Employee may rectify the aforementioned breach by immediately notifying the Senior Vice President of Strategy, Marketing, and Human Resources of such receipt, along with an explanation of the manner in which Employee received said company property and prompt return of said company property.

(c)      Employee agrees that any breach by Employee of any aspect of this paragraph will entitle Foodservice to any and all relief provided for under paragraph 10.

6.            Non-Solicitation of Employees. The parties understand and agree that Foodservice’s relationship with its employees is one of Foodservice’s most valuable assets. The relationships that Foodservice has developed with its employees are crucial to Foodservice’s present and future success. The parties acknowledge and agree that Foodservice’s employee relationships are established and maintained at great expense and investment, and constitute a legitimate protectable interest of Foodservice. The parties acknowledge and agree that assurance of reasonable protection against any interference by Employee with Foodservice’s relationships with its employees in a manner inconsistent with Foodservice’s best interests is warranted. Therefore, the parties agree as follows:

(a)      Employee agrees that, during Employee’s employment by Foodservice and for a period of two (2) years following the voluntary or involuntary termination of Employee’s employment for any reason, Employee will not interfere with or attempt to impair the relationship between Foodservice, and/or any one or more entities comprised within the definition of Foodservice as of the effective date of this Agreement, and any of its employees by attempting, directly or indirectly, to solicit, entice, or otherwise induce any employee to terminate his/her association with Foodservice to accept employment with a competitor of Foodservice. The term “solicit, entice or induce” includes, but is not limited to, the following: (i) communicating with an employee of Foodservice relating to possible employment with a competitor of Foodservice; (ii) offering bonuses or additional compensation to encourage employees of Foodservice to terminate their employment to accept employment with a competitor of Foodservice; (iii) referring employees of Foodservice to personnel or agents employed or engaged by competitors of Foodservice; or (iv) referring personnel or agents employed or engaged by competitors of Foodservice to employees of Foodservice. Employee acknowledges and agrees that this restriction does not prevent any competitor of Foodservice from hiring any Foodservice employees without Employee’s involvement.

Exhibit A

(b)      Employee further agrees that, during Employee’s employment by Foodservice and for a period of two (2) years following the voluntary or involuntary termination of Employee’s employment for any reason, Employee will not interfere with or attempt to impair the relationship between Foodservice, and/or any one or more entities comprised within the definition of Foodservice as of the effective date of this Agreement, and any of its employees by attempting, directly or indirectly, to solicit, entice, or otherwise induce any employee to terminate his/her association with Foodservice to accept employment with any entity with which Employee is or becomes an employee, officer, agent, independent contractor, consultant, and/or representative (the “Entity”). For purposes of this subparagraph, Entity shall include any affiliates of the Entity. The term “solicit, entice or induce” includes, but is not limited to, the following: (i) communicating with an employee of Foodservice relating to possible employment with the Entity; (ii) offering bonuses or additional compensation to encourage employees of Foodservice to terminate their employment to accept employment with the Entity; (iii) referring employees of Foodservice to personnel or agents employed or engaged by the Entity; or (iv) referring personnel or agents employed or engaged by the Entity to employees of Foodservice. Employee acknowledges and agrees that this restriction does not prevent Employee’s future employer from hiring any Foodservice employees without Employee’s involvement.

(c)      Employee agrees that any breach by Employee of any aspect of this paragraph will entitle Foodservice to any and all relief provided for under paragraph 10.

7.             Request for Review of Obligations Regarding Future Employment or Conduct.  Employee acknowledges and agrees that it is not the purpose of this Agreement to preclude Employee from engaging in employment or conduct that does not unfairly interfere with Foodservice’s protectable business interests. If during the term of this Agreement, Employee is uncertain as to whether Employee’s employment, conduct, or business enterprise may interfere with Foodservice’s protectable business interests in violation of this Agreement, Employee agrees to submit to Foodservice in writing a request to engage in said employment, conduct, or business enterprise, prior to commencing and/or engaging in any such employment, conduct, or business enterprise. Any such request must specifically refer to this Agreement. Foodservice agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the employment, conduct, or business enterprise specified in the request, regardless of the terms of the Agreement, if the employment, conduct, or business enterprise sought to be engaged in does not interfere with Foodservice’s protectable business interests. Any such permission granted by Foodservice must be in writing, shall extend only to the employment, conduct, or business enterprise specifically identified in the written request, and shall not otherwise constitute a waiver of Foodservice’s rights under the Agreement.

8.             Enforcement. Employee understands and acknowledges that irreparable injury will result to Foodservice and its business in the event of a breach of any of the covenants or obligations contained in this Agreement. Employee also acknowledges and agrees that the damages or injuries which Foodservice may sustain as a result of such a breach are difficult to ascertain and money damages alone would not be an adequate remedy to Foodservice. Employee therefore agrees that if a controversy arises concerning the rights or obligations contained in this Agreement or Employee breaches any of the covenants or obligations contained in this Agreement, Foodservice shall be entitled to any injunctive, or other, relief necessary to enforce, prevent, or restrain any violation of the provisions of this Agreement (without posting a bond or other security). Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other right or remedy to which Foodservice may be entitled. Employee also agrees that any breach by Employee of Employee’s obligations enumerated in this Agreement shall entitle Foodservice to reimbursement of any and all attorneys’ fees and costs incurred by the company in enforcing this Agreement or taking action against Employee for breach of this Agreement.

Exhibit A

9.             Disclosure and Assignment of Inventions. The parties agree as follows:

(a)       “Inventions” means designs, discoveries, improvements, ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable, copyrightable or registrable, including, without limitation, novel or improved products, processes, machines, promotional and advertising materials, business data processing programs and systems, and other manufacturing and sales techniques, which either: (i) relate to the business of Foodservice or Foodservice's actual or demonstrably anticipated research or development; or (ii) result from any work performed by the undersigned for Foodservice.

(b)      Employee agrees: (i) to disclose to Foodservice and to assign to Foodservice all of Employee’s rights in any Inventions conceived or reduced to practice at any time during Employee’s employment by Foodservice, either solely or jointly with others and whether or not developed on Employee’s own time or with Foodservice’s resources; and (ii) that such Inventions are and will remain the property of Foodservice. Employee agrees that Inventions first reduced to practice within one (1) year after Employee’s employment by Foodservice ends will be treated as if conceived during Employee’s employment by Foodservice unless Employee can establish specific events giving rise to the conception which occurred after Employee’s employment by Foodservice has ended. Employee acknowledges that all original works of authorship made within the scope of Employee’s employment and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 USCA § 101).

(c)      In the Addendum to this Agreement, Employee has identified all of Employee’s Inventions that have been made or conceived or first reduced to practice, alone or jointly with others, prior to Employee’s employment by Foodservice, which do not apply to this Agreement. Employee hereby disclaims and will not assert any rights in Inventions as having been made, conceived or acquired prior to Employee’s employment by Foodservice except for those specifically listed in the Addendum to this Agreement.

(d)      Employee understands that Foodservice or its assignee will have the right to use the Inventions and obtain letters patents, copyrights or other statutory or common law protections for Inventions in any and all countries. Employee will cooperate with Foodservice and will execute and deliver such documents and do such other acts and things as Foodservice may request, at Foodservice’s expense, to obtain and maintain letters patent or registrations covering any Inventions and to vest in Foodservice all rights therein free of all encumbrances and adverse claims.  Employee further understands and agrees that the provisions of this paragraph 11(d) will apply even if Employee’s employment by Foodservice has ended.

10.          Present and Future Employment. This Agreement shall not obligate Foodservice to employ Employee or continue Employee’s employment, nor will termination of Employee’s employment release Employee from the provisions of this Agreement. Employee agrees that during the term of this Agreement, Employee shall notify any employer of the terms and restrictions of this Agreement. Employee also agrees that if Employee accepts employment, Foodservice may advise such employer of this Agreement and its terms.

11.           Governing Law.  The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to any conflicts of law provisions. The parties also agree that any action or suit brought by any party to enforce or adjudicate the rights of the parties to and under this Agreement shall be brought in the Circuit Court for Hillsborough County, Florida, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the parties arising from or relating to this Agreement.

12.           Benefit.  This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the company, its successors and assigns, and Employee, Employee’s heirs, beneficiaries, and legal representatives.

13.           Severability. In the event that any provision or clause of this Agreement shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision or clause of this Agreement and the remaining covenants, restrictions, and provisions herein shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable, and enforceable.

Exhibit A

14.           Sale, Consolidation, or Merger.  In the event of a sale of the stock of Foodservice and/or any one or more entities comprised within the definition of Foodservice, consolidation or merger of Foodservice, and/or any one or more entities comprised within the definition of Foodservice, with or into another corporation or entity, or the sale or spinoff of substantially all of the operating assets of Foodservice, and/or any one or more entities comprised within the definition of Foodservice, to another corporation, entity, or individual, the successor in interest shall be deemed to have assumed all rights, privileges, duties, and liabilities of Foodservice, and/or the relevant entities comprised within the definition of Foodservice, under this Agreement.

15.           Notice.  Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or delivered personally, in the case of Foodservice to its principal business office and in Employee’s case, to Employee’s address appearing on Foodservice’s records, or to such other address as Employee may designate in writing to Foodservice.

16.           Counterparts. This Agreement may be executed in one or more counterparts. Each counterpart shall be considered an original and all such counterparts shall constitute a single agreement binding upon.

17.           Prior Agreements. This Agreement supersedes and cancels any prior oral or written agreements or understandings between the parties with respect to the subject matter hereof.

18.           Amendment.  The parties agree that this Agreement may only be amended or modified by written agreement signed by Employee and a duly authorized officer of Foodservice.

19.           Waiver.  The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement, and/or the waiver of a breach of any provision hereof, shall not be construed as a waiver of other breaches of the same or other provisions of the Agreement and/or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition.

EMPLOYEE HEREBY ACKNOWLEDGES HAVING READ AND SIGNED THIS AGREEMENT AND HAVING RECEIVED A COPY THEREOF.

Accepted for Manitowoc Foodservice, Inc. by:

/s/ Maurice D. Jones	Signature:	/s/ Hubertus M. Muehlhaeuser
Print: Hubertus M. Muehlhaeuser

Name:	Maurice D. Jones	Address:

Title:	SVP, General Counsel and Secretary	Social Security No.:

Date:	November 1, 2016	Date:	November 1, 2016

Exhibit A

ADDENDUM

Paragraph 10 of Employee’s Agreement Regarding Confidential Information, Intellectual Property, and Non-Solicitation of Employees does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Foodservice was used and which was developed entirely on an employee’s own time, unless: (a) the Invention relates (i) to the business of Foodservice, or (ii) to Foodservice’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by an employee for Foodservice.

The following are Inventions not covered by paragraph 10, in which Employee has any right, title or interest, and, which were conceived or written either wholly or in part by Employee prior to employment by Foodservice, but neither published nor filed in any Patent Office:

NONE. [Strike if list of exceptions is provided.]

Title of Document	Date of Document	Name of Witness on Document

Description of such Inventions:

(Continue on separate page if necessary.)